MutualFirst Financial, Inc. Declares a 12.5% Increase in Cash Dividend

MUNCIE, Ind., Nov. 16, 2017 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ:MFSF), the holding company of MutualBank, has announced the Company will pay a cash dividend of $.18 per share for the fourth quarter of 2017. This dividend represents a 12.5% increase. The dividend will be payable on December 22, 2017 to shareholders of record on December 8, 2017.

"MutualFirst continues to enhance shareholder value and increasing the dividend is one avenue to ensure we are doing just that. The increase in dividend reflects the positive momentum in Company performance." CEO David Heeter commented. The Company and its subsidiary MutualBank are well capitalized and strong by all regulatory standards.

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has twenty-seven full-service retail financial centers in Allen, Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Fishers and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned mortgage banking subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF". Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

CONTACT: David W. Heeter, President and CEO, (765) 747-2880